Exhibit 10.24

FIRST AMENDMENT TO THE
NUVEEN INVESTMENTS, LLC
EXCESS BENEFIT RETIREMENT PLAN

WHEREAS, Nuveen Investments, LLC (the “Company”) maintains the Nuveen Investments, LLC Excess Benefit Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”);

WHEREAS, Section 3.02 of the Plan authorizes the Company to amend the Plan; and

WHEREAS, the Company deems it desirable to amend the Plan to freeze benefit accruals thereunder.

NOW THEREFORE, pursuant to the power reserved to the Company by Section 3.02 of the Plan, the Plan is hereby amended in the following respects, effective July 31, 2009:

1.                                      By adding the following new sentence at the end of the Introduction of the Plan:

“Effective July 31, 2009, benefit accruals under the Plan are frozen.”

2.                                      By adding the following new Section 2.09 after Section 2.08 of the Plan:

“2.09 Plan Freeze — Notwithstanding anything in the Plan to the contrary, each Participant’s Plan benefit shall be frozen as of July 31, 2009, such that the value of the Participant’s benefit, calculated in accordance with this Article II, on the date of distribution shall be actuarially equal in amount to the benefit to which the Participant is entitled on July 31, 2009 (as determined pursuant to the terms of the Retirement Plan). For purposes of clarity, a Participant’s Normal Retirement Benefit, as determined under Section 2.01, as well as the benefits determined under the remaining sections of this Article II, shall not be increased after July 31, 2009 (except for any actuarial adjustments).”